Exhibit 97

Carlsmed, Inc.

Clawback Policy

I.
Introduction

The Board of Directors (the “Board”) of Carlsmed, Inc. (the “Company”) has determined that it is in the best interests of the Company to adopt this Clawback Policy (the “Policy”) providing for the Company’s recoupment of “Erroneously Awarded Incentive-Based Compensation” (as defined below) received by Covered Officers (as defined below) of the Company in connection with the Company’s initial public offering of its common stock (the “Effective Date”).

This Policy is intended to comply with, shall be interpreted to comply with, and shall be deemed automatically amended to comply with, Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq Stock Market LLC (“Nasdaq”) Listing Rule 5608, as such provisions may be amended from time to time, and any related rules, regulations or listing standards promulgated by the Securities and Exchange Commission (the “SEC”) or Nasdaq, including any additional or new requirements that become effective after the last date that this Policy was adopted or amended. Any such amendment shall be effective at such time as is necessary to comply with the applicable listing standards of Nasdaq.

II.
Effective Date

This Policy shall apply to all Incentive-Based Compensation (as defined below) paid or awarded to Covered Officers on or after the Effective Date. This Policy shall survive and continue notwithstanding any separation of a Covered Officer’s employment with the Company.

III.
Definitions

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Committee” shall mean the Compensation Committee of the Board.

“Covered Officers” shall mean current or former “Executive Officers” as such term is defined in Rule 10D-1 adopted under the Exchange Act.

“Erroneously Awarded Incentive-Based Compensation” shall mean the amount of Incentive-Based Compensation received by a Covered Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the information in a Restatement (as defined below) and must be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the Incentive-Based Compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to Nasdaq. For the purposes of this Policy, Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a “financial reporting measure,” which refers to measures that are determined and presented in accordance with Generally Accepted Accounting Principles which are used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures for this purpose. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

“Look-Back Period” shall mean the three completed fiscal years immediately preceding the date that the Company is required to prepare Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

“Restatement” shall mean any required accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or to correct an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).

IV.
Recoupment of Erroneously Awarded Incentive-Based Compensation

In the event of a Restatement, the Company shall recover reasonably promptly from any Covered Officer the amount of any Erroneously Awarded Incentive-Based Compensation. Such recovery will be made without regard to any individual knowledge or responsibility of the Covered Officer with respect to the Restatement. The Company may, subject to applicable laws, seek recovery in the manner it chooses.

In determining the amount of Erroneously Awarded Incentive-Based Compensation to be recovered from a Covered Officer pursuant to the immediately preceding paragraph, this Policy shall apply to all Incentive-Based Compensation received by a Covered Officer: (i) after beginning service as a Covered Officer; (ii) who served as a Covered Officer at any time during the performance period for the Incentive‑Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the Look-Back Period. For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, a committee of the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; (ii) recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that before concluding that recovery is impracticable based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that such recovery would result in such a violation, and must provide such opinion to Nasdaq; or (iii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the SEC.

The Company shall recover the Erroneously Awarded Incentive-Based Compensation from Covered Officers unless the Committee determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that the Company must make a reasonable attempt to recover the

Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation and provide such documentation to Nasdaq; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

V.
Means of Repayment

In the event that the Committee determines that any person shall repay any Erroneously Awarded Incentive-Based Compensation, the Committee shall provide written notice to such person by email or certified mail to the physical address on file with the Company for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Committee.

Any member of the Company shall be entitled to set off the repayment amount against any amount owed to the person by the applicable member of the Company, to require the forfeiture of any award granted by any member of the Company to the person, or to take any and all necessary actions to reasonably promptly recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law, including without limitation, Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder. If the Committee does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Erroneously Awarded Incentive-Based Compensation to the Company by wire, cash or cashier’s check as soon as reasonably practicable after receipt of such notice.

VI.
Binding Effect of Determinations by Board; Delegation

The terms of this Policy shall be binding and enforceable against all persons subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives. The Board may delegate to the Committee all determinations to be made and actions to be taken by the Board under this Policy. Any determination made by the Board or the Committee under this Policy shall be final, binding and conclusive on all parties.

VII.
Severability

If any provision of this Policy or the application of any such provision to any Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

VIII.
No Impairment of Other Remedies; No Indemnification

This Policy does not preclude the Company from taking any other action to enforce a Covered Officer’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings against such Covered Officer. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy. Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company indemnify or reimburse any Covered Officer for any amounts that are recovered under this Policy, and in no event will the Company pay premiums on any insurance policy that would cover a Covered Officer’s potential obligations with respect to Erroneously Awarded Incentive-Based Compensation. If a Covered Officer fails to repay Erroneously Awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Incentive‑Based Compensation from the Covered Officer, and the Covered Officer shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Erroneously Awarded Incentive-Based Compensation.

IX.
Administration

This Policy shall be administered by the Committee; provided, however, that the Board shall have exclusive authority to authorize the Company to prepare a Restatement. The Committee shall have such powers and authorities related to the administration of this Policy as are consistent with the governing documents of the Company and applicable law. The Committee shall have full power and authority to take, or direct the taking of, all actions and to make all determinations required or provided for under this Policy and shall have full power and authority to take, or direct the taking of, all such other actions and make all such other

X.
Interpretation

This Policy shall be interpreted in a manner that is consistent with Rule 10D-1 under the Exchange Act, Rule 5608 of the Nasdaq listing rules and any related rules or regulations adopted by the SEC or Nasdaq (the “Applicable Rules”) as well as any other applicable law. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules.

XI.
Amendment And Termination

To the extent permitted by, and in a manner consistent with applicable law, including SEC and Nasdaq rules, the Committee may terminate, suspend or amend this Policy at any time in its discretion.

XII.
Acknowledgement

Each Covered Officer shall sign and return to the Company, within 30 calendar days following the later of (i) the effective date of this Policy first set forth above or (ii) the date the individual becomes a Covered Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

EXHIBIT A

Carlsmed, Inc.

Clawback Policy

Acknowledgement Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Carlsmed, Inc. (the “Company”) Clawback Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Incentive-Based Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

COVERED OFFICER

Signature

Print Name

Date